Exhibit 99.3


Intranet employee letter                                     June 23, 2004
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Dear employees,

Yesterday, the Celanese AG Supervisory Board approved what is known as a domination and profit transfer agreement, which was concluded with BCP Crystal Acquisition GmbH & Co. KG (BCP) the same day. This agreement still requires shareholder approval at the Extraordinary General Meeting to be held on July 30 and 31. However, BCP holds sufficient shares to ensure that such shareholder approval will be received.

With the more than 84% shareholder acceptance rate in April, the new ownership structure has resulted in a group relationship between two legally independent companies (Celanese and BCP) that are, however, economically dependent on each other. The domination and profit transfer agreement eliminates legal restrictions which would normally exist in such a relationship, by enabling a single-entity relationship for tax purposes.

The most important elements contained in the agreement are:
      Celanese management will be controlled by BCP
      Celanese must transfer its entire profit to BCP, while BCP conversely, must compensate any annual net loss
      A guaranteed annual dividend for minority shareholders for each business year
      A mandatory offer of a cash compensation to minority shareholders to purchase their shares for E41.92 per share

The enclosed press release and answers to essential questions will give you further details on this agreement.

The Celanese AG Board will continue to pursue the company's strategic and operative objectives. The agreement provides a sound basis for the cooperation between Celanese and BCP.

Sincerely,
Claudio Sonder and Dave Weidman



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At the time the mandatory compensation offer described in this document is commenced, assuming the U.S. tender rules apply to the transaction, BCP Crystal Acquisition GmbH & Co. KG (BCP) will file a tender offer statement with the U.S. Securities and Exchange Commission (SEC) with respect to the mandatory compensation offer and Celanese AG will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the mandatory compensation offer. Celanese AG shareholders are strongly advised to read the tender offer statement, the solicitation/recommendation statement on Schedule 14D-9 and other relevant documents regarding the mandatory compensation offer filed by BCP or Celanese AG, as the case may be, with the SEC when they become available because they will contain important information. Celanese AG shareholders will be able to receive these documents, when they become available, free of charge at the SEC's web site, www.sec.gov. Celanese AG shareholders will also be able to obtain documents filed by BCP in connection with the mandatory compensation offer free of charge from BCP and documents filed by Celanese AG in connection with the mandatory compensation offer free of charge from Celanese AG. This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities of Celanese AG.

For holders of Ordinary Shares in the United States:

No vote or consent of any shareholder is being sought or solicited hereby. BCP has approved the domination and profit transfer agreement and has agreed to vote in favor of approval of a shareholders resolution approving the domination and profit transfer agreement at the Extraordinary General Meeting. Approval of such resolution does not require the vote or consent of any other shareholder, and no such vote or consent is being sought or requested. This document is merely a notification of the Extraordinary General Meeting being provided for the information of other shareholders pursuant to the requirements of German law.

This document does not constitute an offer to sell or a solicitation of an offer to buy any securities. None of the transactions contemplated hereby has been or will be registered under the U.S. Securities Act of 1933, as amended. No securities referred to herein may be offered or sold in the United States or to a U.S. person absent registration under such act or an applicable exemption from the registration requirements of such act.